Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANTERIS TECHNOLOGIES GLOBAL CORP.

Anteris Technologies Global Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”) hereby certifies as follows:

1.	The name of the Company is Anteris Technologies Global Corp. The Company's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 2024 and was amended and restated on August 30, 2024 (the “Certificate”);

2.	The Board of Directors of the Corporation, by written consent of its sole member, has adopted a resolution proposing and declaring this Second Amended and Restated Certificate of Incorporation (as it may be amended from time to time, this “Second Amended and Restated Certificate of Incorporation”) advisable;

3.	The Corporation has not received any payment for any of its stock;

4.	Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware by the director of the Company, this Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate;

5.	This Second Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

6.	The Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Anteris Technologies Global Corp.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, DE, 19808. The name of the Company’s registered agent at such address is Corporation Service Company. The Company may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Company (the “Board”) may designate or as the business of the Company may from time to time require.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 440,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $0.0001 per share, and 40,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)            the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)            the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)            the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)            whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e)            the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)             the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g)            the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(h)            the provisions, if any, of a sinking fund applicable to such series; and

(i)             any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V

The Board may make, amend, and repeal the Bylaws of the Company (as they may be amended from time to time, the “Bylaws”). Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in this Second Amended and Restated Certificate of Incorporation or the Bylaws to the contrary, the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 75% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class, in the manner provided in the Bylaws. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Second Amended and Restated Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of directors.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock:

(a)            any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such series of Preferred Stock; and

(b)            special meetings of stockholders may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on the Board (the “Whole Board”).

At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1. Number, Election, and Terms of Directors.

(a)            Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of directors of the Board will initially be four (4) and, thereafter, will be determined from time to time solely by resolution adopted by a majority of the Whole Board.

(b)            The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the number of directors then in the class of directors subject to election. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a three-year term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified.

(c)            Each person to be elected as a director will be elected as such by plurality vote of all votes properly cast by stockholders upon his or her election at a meeting for the election of directors at which a quorum is present. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors of the Company need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Company.

Section 3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is duly elected and qualified. No decrease in the authorized number of directors will shorten the term of any incumbent director.

Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation and except as otherwise provided by law, any director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of at least 75% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause.

ARTICLE VIII

To the fullest extent permitted by the DGCL and any other applicable laws currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Company. Solely for purposes of this Article VIII, “officer” will have the meaning provided in Section 102(b)(7) of the DGCL or any amendment or successor provision thereto. No amendment to or repeal of this Article VIII will apply to or have any effect on the liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to the effectiveness of such amendment or repeal.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or enterprise or other non-profit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Second Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

Section 6. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Company shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

ARTICLE X

Section 1. Forum.

(a)            Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s Second Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This Article X, Section 1(a) will not apply to any claim arising under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(b)            Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

(c)            Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to this Article X.

Section 2. Enforceability. If any provision of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

The Company expressly elects not to be governed by or subject to Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XII

Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the Voting Stock, voting together as a single class, is required to amend, alter, change or repeal, or to adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, and this sentence of this Second Amended and Restated Certificate of Incorporation. Any amendment, repeal or modification of any of Article VII, Article X and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer on this 13th day of December, 2024.

ANTERIS TECHNOLOGIES GLOBAL CORP.

By:	/s/ Wayne Paterson
Name:	Wayne Paterson
Title:	Chief Executive Officer